UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)

                              Stake Technology Ltd.
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                                (Name of Issuer)
                           Common Stock, no par value
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                         (Title of Class of Securities)
                                   852559 10 3
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                                 (CUSIP Number)

                               September 15, 2000

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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

      |_|   Rule 13d-1(b)
      |X|   Rule 13d-1(c)
      |_|   Rule 13d-1(e)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures proved in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).
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                                                                     Page 2 of 5


CUSIP No. 852559 10 3
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Christopher J. Anderson
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
    N/A                                                                  (b) |_|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Minnesota
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                  5    SOLE VOTING POWER

                       1,400,000
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          0
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             1,400,000
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,400,000 shares. In addition, the reporting person holds a warrant, exercisable commencing September 15, 2001, for purchase of 100,000 shares of Stake Technology Ltd. Common Stock.
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

    N/A                                                                     |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.0% Based on 27,946,388 shares outstanding as of September 15, 2000.
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12  TYPE OF REPORTING PERSON*

    IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT


                                       2
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                                                                     Page 3 of 5


                                  SCHEDULE 13G

Item 1.

      (a)   Name of Issuer

                  Stake Technology, Ltd.

      (b)   Address of Issuer's Principal Executive Offices

                  2838 Highway 7
                  Norval, Ontario
                  Canada  L0P 1K0

Item 2.

      (a)   Name of Persons Filing*

      (b)   Address of Principal Business Office or, if none, Residence

                  c/o Northern Food and Dairy, Inc.
                  4601 County Road 13 NE
                  Alexandria, MN  56308

      (c)   Citizenship

                  Minnesota, USA

      (d)   Title of Class of Securities

                  Common Stock, no par value. The shares of Common Stock reported by this Schedule 13G were acquired in exchange for shares of Northern Food and Dairy, Inc. ("NFD") pursuant to a reorganization and merger in which Stake Technology, Ltd. acquired NFD.

      (e)   CUSIP Number*

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

        Not Applicable.

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* Incorporated by reference to cover page.


                                       3
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                                                                     Page 4 of 5


Item 4. Ownership

      (a)   Amount Beneficially Owned*

      (b)   Percent of Class*

      (c)   Number of shares as to which such person has:*

            (i)   sole power to vote or direct the vote

            (ii)  shared power to vote or to direct the vote

            (iii) sole power to dispose or to direct the disposition of

            (iv)  shared power to dispose or to direct the disposition of

Item 5. Ownership of Five Percent or Less of a Class

      Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

      Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

      Not Applicable

Item 8. Identification and Classification of Members of the Group

      Not Applicable

Item 9. Notice of Dissolution of Group

      Not Applicable

Item 10. Certification

      The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

----------
* Incorporated by reference to cover page.


                                       4
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                                                                     Page 5 of 5


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, of such I hereby certify that the information set forth in this statement is true, complete and correct.


Dated: 9-20-00                          /s/ Christopher J. Anderson
                                        ----------------------------------------
                                        Signature


                                        Christopher J. Anderson
                                        ----------------------------------------
                                        Print Name


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